Exhibit 3.2

FORM OF

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

LONESTAR RESOURCES US INC.

Lonestar Resources US Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on the 16th day of December, 2015 (the “Certificate of Incorporation”).

2. The first sentence of Article 4 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The aggregate number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 100,005,000 shares, consisting of (i) 100,000,000 shares of Class A Voting Common Stock, $0.001 par value per share (the “Class A Voting Common Stock”), and (ii) 5,000 shares of Class B Non-Voting Common Stock, $0.001 par value per share (the “Class B Non-Voting Common Stock”).

3. This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Frank D. Bracken, III, its Chief Executive Officer, this 8th day of November, 2016.

By	/s/ Frank D. Bracken, III

Name: Frank D. Bracken, III Title: Chief Executive Officer